Exhibit 99.1

PRESS RELEASE

Blackbaud Acquires Market-leading
Corporate Social Responsibility Provider YourCause
Acquisition will accelerate, expand Blackbaud’s solutions for companies with social commitment while cultivating new donors, volunteers, advocates for social good organizations

Charleston, S.C. (Jan. 2, 2019) — Blackbaud, Inc. (NASDAQ: BLKB), the world’s leading cloud software company powering social good, today announced the acquisition of YourCause™, a market leader in enterprise philanthropy, corporate social responsibility and employee engagement software.

Blackbaud purchased YourCause for approximately $157 million and the acquisition closed Wednesday, January 2, 2019.

YourCause stands out as an innovative, flexible and scalable software provider with a diverse customer portfolio, including Fortune 500 companies and small businesses alike. Eight million people can currently engage with YourCause’s solution, which processes more than $245,000 in donations every business hour and has coordinated, tracked and rewarded more than 30 million volunteer hours for its customers.

After implementing YourCause solutions, customers show as high as triple-digit growth in volunteers, donations, engagement and more. These reported successes demonstrate a larger trend: overall ability to attract employees and customers alike by strengthening a company’s reputation.

"We understand that business success today is more than finances; it’s also critical to engage on social issues," said Mike Gianoni, president and CEO of Blackbaud. "In a time where 84 percent1 of Americans believe businesses shoulder a responsibility to bring social change, providing those businesses with the right tools not only helps attract and retain customers and employees, but it helps to build a better world."

The newly combined footprint in corporate social responsibility and employee engagement positions Blackbaud as the industry leader in providing solutions to both nonprofit organizations and for-profit companies committed to social issues.

"Together, we have a unique opportunity to innovate for the social good space at a larger scale and with greater velocity," said Kevin McDearis, chief products officer at Blackbaud. "Combining YourCause’s comprehensive solutions for maximizing global social impact with Blackbaud’s unparalleled leadership in delivering cloud solutions for social good will enable companies around the world to create a culture that engages and inspires employees and customers, while driving business success and powering measurable outcomes."

YourCause’s Plano, Texas-based team of 155 employees will join Blackbaud. "The inspiration for YourCause began in 2007 with the story of a boy in war-torn Uganda who had suffered unimaginable tragedy, my desire to help, and my realization that the tools to connect individuals like myself to the causes and organizations needing support across the globe were lacking," YourCause CEO Matthew Combs said. "Joining Blackbaud, the leader in the social good software space, will enable us to connect enterprises, individuals, and nonprofits to more efficiently support social causes of every size, anywhere in the world."

In the near term, YourCause customers will benefit from Blackbaud’s longstanding connections to the nonprofit community and deep investments in research and development to accelerate innovation of the YourCause solutions they use today. Blackbaud customers will benefit from a marked expansion and acceleration of workplace giving and volunteering while building a source of new donors, volunteers and advocates. In the future, Blackbaud is eager to combine YourCause’s

PRESS RELEASE

product vision with its own, align YourCause’s capabilities to Blackbaud’s technical standards, and introduce expanded innovation to the market.

YourCause is headquartered in Plano, Texas. Blackbaud is headquartered in Charleston, South Carolina, with operations around the globe. For more information, visit www.Blackbaud.com/Better-Together.

Click to Tweet: Better together: @Blackbaud acquires market-leading corporate social responsibility provider @YourCause https://blkb.co/bettertogether

1Global Strategy Group’s ‘Business & Politics: Do They Mix?’ report

About Blackbaud
Blackbaud (NASDAQ: BLKB) is the world’s leading cloud software company powering social good. Serving the entire social good community—nonprofits, foundations, companies, education institutions, healthcare organizations and individual change agents—Blackbaud connects and empowers organizations to increase their impact through cloud software, services, expertise, and data intelligence. The Blackbaud portfolio is tailored to the unique needs of vertical markets, with solutions for fundraising and CRM, marketing, advocacy, peer-to-peer fundraising, corporate social responsibility, school management, ticketing, grantmaking, financial management, payment processing, and analytics. Serving the industry for more than three decades, Blackbaud is headquartered in Charleston, South Carolina and has operations in the United States, Australia, Canada and the United Kingdom. For more information, visit www.blackbaud.com, or follow us on Twitter, LinkedIn, and Facebook.

About YourCause
YourCause is a Plano, Texas-based Software as a Service (“SaaS”) provider of the CSRconnect Employee Engagement Platform (“CSRconnect”) and the GrantsConnect Corporate and Foundation Grants Management Platform (“GrantsConnect”), an integrated, fully hosted solution for corporations to more effectively deploy and manage their employee giving, volunteering, disaster relief, grant management, fundraising, and overall corporate social responsibility and philanthropy programs. Ranked on the Inc. 5000 list for four consecutive years, and named a best place to work in Dallas, YourCause is rapidly expanding its operations through the ongoing deployment of end-to-end solutions for enterprises, nonprofits, and do-gooders. YourCause’s Transparent Giving model allows the company to maximize impact across its Global Good Network benefitting millions of nonprofits around the world. For more information, visit www.YourCause.com, or email info@YourCause.com.

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Forward-looking Statements
Except for historical information, all of the statements, expectations, and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although Blackbaud attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors that could cause results to differ materially include the following: general economic risks; uncertainty regarding increased business and renewals from existing customers; continued success in sales growth; management of integration of acquired companies and other risks associated with acquisitions; risks associated with successful implementation of multiple integrated software products; the ability to attract and retain key personnel; risks related to our dividend policy and share repurchase program, including potential limitations on our ability to grow and the possibility that we might discontinue payment of dividends; risks relating to restrictions imposed by the credit facility; risks associated with management of growth; lengthy sales and implementation cycles,

PRESS RELEASE

particularly in larger organization; technological changes that make our products and services less competitive; and the other risk factors set forth from time to time in the SEC filings for Blackbaud, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from Blackbaud’s investor relations department. All Blackbaud product names appearing herein are trademarks or registered trademarks of Blackbaud, Inc.